EXHIBIT 99.1
CLAYTON WILLIAMS ENERGY, INC.

FINANCIAL GUIDANCE DISCLOSURES FOR 2016

Overview

Clayton Williams Energy, Inc. and its subsidiaries have prepared this document to provide public disclosure of certain financial and operating estimates in order to permit the preparation of models to forecast our operating results for the year ending December 31, 2016. These estimates are based on information available to us as of the date of this filing, and actual results may vary materially from these estimates. We do not undertake any obligation to update these estimates as conditions change or as additional information becomes available.

The estimates provided in this document are based on assumptions that we believe are reasonable. Until our actual results of operations for this period have been compiled and released, all of the estimates and assumptions set forth herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this document that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should, could or may occur in the future, including such matters as production of oil and gas, product prices, oil and gas reserves, drilling and completion results, capital expenditures, operating costs and other such matters, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the volatility of oil and gas prices; the unpredictable nature of our exploratory drilling results; the reliance upon estimates of proved reserves; operating hazards and uninsured risks; competition; government regulation; and other factors referenced in filings made by us with the Securities and Exchange Commission.

As a matter of policy, we generally do not attempt to provide guidance on:

(a)	production which may be obtained through future exploratory drilling;

(b)	dry hole and abandonment costs that may result from future exploratory drilling;

(c)
the effects of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” superseded by topic 815-10 of the Financial Accounting Standards Board Accounting Standards Codification;

(d)	gains or losses from sales of property and equipment unless the sale has been consummated prior to the filing of financial guidance;

(e)	capital expenditures related to completion activities on exploratory wells or acquisitions of proved properties until the expenditures are estimable and likely to occur; and

(f)	revenues and operating expenses related to Drilling Rig or Midstream Services.

The accompanying guidance does not include any divestitures, joint venture arrangements or similar structures that have not been consummated.

Summary of Estimates

The following table sets forth certain estimates being used to model our anticipated results of operations for the fiscal year ending December 31, 2016. Each range of values provided represents the expected low and high estimates for such financial or operating factor.

Estimated Ranges
Fiscal Year Ending
December 31, 2016
(Dollars in thousands, except per unit data)
Average Daily Production:
Oil (Bbls)	8,200 to 8,600
Gas (Mcf)	12,000 to 13,000
Natural gas liquids (Bbls)	1,100 to 1,300
Total oil equivalents (BOE)	11,300 to 12,067

Price Differentials to NYMEX:
Oil	80% to 90%
Gas	90% to 100%
Natural gas liquids (based on oil)	20% to 30%

Other Costs and Expenses:
Production expenses:
Direct costs ($/BOE)	$14.50 to 15.50
Production taxes (% of sales)	5% to 6%

General and Administrative:
Excluding non-cash compensation	$19,000 to 23,000
Non-cash compensation	$1,000 to 3,000

DD&A:
Oil and gas ($/BOE)	$28.00 to 30.00
Other	$10,000 to 14,000

Exploration costs:
Abandonments and impairments	$1,000 to 3,000
Seismic and other	$500 to 1,500

Interest expense (cash rates):
$600 million Senior Notes due 2019	7.75%
Bank credit facility (1)	LIBOR plus (250 to 350 bps)
Second Lien Term Loan - Principal amount of $350 million (2)	12.5% / 15%

Effective Federal and State Income
Tax Rate:
Current	0%
Deferred	33% to 37%

(1)	We currently do not expect to have any amount drawn on the Bank Credit Facility at December 31, 2016.

(2)	Interest on the loans under the Credit Agreement shall be payable quarterly in cash at 12.5% per annum or we may elect to pay interest each quarter in kind at 15% per annum.

Capital Expenditures

The following table sets forth, by area, our planned capital expenditures for the year ending December 31, 2016.

	Planned
	Expenditures	2016
	Year Ending	Percentage
	December 31, 2016	of Total
	(In thousands)
Drilling and Completion:
Delaware Basin	$40,800	62%
Other	2,000	3%
	42,800	65%
Leasing	22,900	35%
Exploration and development	$65,700	100%

We currently plan to spend approximately $65.7 million on exploration and development activities in 2016 primarily to drill five wells and participate in two non-operated wells in the Delaware Basin. Our actual expenditures during 2016 may vary significantly from these estimates since our plans for exploration and development activities may change during the year. Changes in operating margins could increase our actual expenditures during fiscal 2016.

Accounting for Derivatives

The following summarizes information concerning our net positions in open commodity derivatives, all of which were entered into in January 2016, applicable to periods subsequent to December 31, 2015.  In connection with the swap agreement, we granted the counterparty the option to extend the agreement to cover an additional 739 MBbls of oil production during the second half of 2016 at the same price of $40.25 per barrel. The option to extend expires on June 30, 2016. The settlement prices of commodity derivatives are based on NYMEX futures prices.

Current Swaps:

	Oil
	MBbls	Price
Production Period:
1st Quarter 2016	421	$40.25
2nd Quarter 2016	394	$40.25
	815

Swaps Subject to Optional Extension:

	Oil
	MBbls	Price
Production Period:
3rd Quarter 2016	378	$40.25
4th Quarter 2016	361	$40.25
	739

We did not designate any of our commodity derivatives as cash flow hedges; therefore, all changes in the fair value of these contracts prior to maturity, plus any realized gains or losses at maturity, will be recorded as other income (expense) in our consolidated statements of operations and comprehensive income (loss).